Exhibit (d)(55)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of July 11, 2007 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management International Limited, a company incorporated under the laws of England (“Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement dated as of October 1, 2006 (“Agreement”) relating to the EQ/Mercury International Value Portfolio of EQ Advisors Trust (“Trust”) as follows:

1. Name Change of Portfolio. The name of the EQ/Mercury International Value Portfolio is hereby changed to the EQ/BlackRock International Value Portfolio (“Portfolio’).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Advisers as the investment adviser to the Portfolio.

3. Appendix A. Appendix A to the Agreement setting for the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT INTERNATIONAL LIMITED

By:	/s/ Steven M. Joenk	By:	/s/ Robert Fairbairn
	Steven M. Joenk		Name:	Robert Fairbairn
	Senior Vice President		Title:	Chairman of EMEA Australia

APPENDIX A

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT INTERNATIONAL LIMITED

Portfolio	Annual Advisory Fee Rate*
EQ/BlackRock International Value Portfolio	0.44% of the Portfolio’s average daily net assets up to and including $100 million; 0.42% of the Portfolio’s average daily net assets in excess of $100 million up to and including $200 million; and 0.40% of the Portfolio’s average daily net assets in excess of $200 million.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.